                                                       (Real Estate Equity Fund)






                      SUB-INVESTMENT MANAGEMENT AGREEMENT

                                     AMONG

                     JOHN HANCOCK VARIABLE SERIES TRUST I

             MORGAN STANLEY DEAN WITTER INVESTMENT MANAGEMENT INC.

                                      AND

                      JOHN HANCOCK LIFE INSURANCE COMPANY

                       SUB-INVESTMENT MANAGEMENT AGREEMENT


      AGREEMENT made as of the first day of November, 2000 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), Morgan Stanley Dean Witter Investment Management Inc., a Delaware corporation ("Morgan Stanley"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

      WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

      WHEREAS, JHLICO and Morgan Stanley are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

      WHEREAS, the Trust is authorized to issue shares of capital stock in separate classes with each such class representing interests in a separate portfolio of securities and other assets; and

      WHEREAS, the Trust offers shares in several series (collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and

      WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of April 12, 1988 (the "Investment Management Agreement"), pursuant to which it may contract with one or more sub-managers with respect to the assets of the Real Estate Equity Fund (the "Subject Fund"), one of the Funds of the Trust.

      NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:


1.    APPOINTMENT OF SUB-MANAGER

      (a) Subject Fund. Morgan Stanley is hereby appointed and Morgan Stanley
          ------------
hereby accepts the appointment to act as an investment adviser and manager to the Subject Fund for the period and on the terms herein set forth, for the compensation herein provided.


      (b) Incumbency Certificates. Morgan Stanley shall furnish to JHLICO,
          -----------------------
immediately upon execution of this Agreement, a certificate of a senior officer of Morgan Stanley setting forth (by name and title, and including specimen signatures) those officers of Morgan Stanley who are authorized to make investment decisions for the Subject Fund pursuant to the provisions of this Agreement. Morgan Stanley shall promptly provide supplemental certificates, as needed, to reflect all changes with respect to such authorized officers for the Subject Fund. On behalf of the Trust, JHLICO shall instruct the custodian for the Subject Fund to accept instructions with respect to the Subject Fund from the officers of Morgan Stanley so named.

      (c) Independent Contractor. Morgan Stanley shall for all purposes herein
          ----------------------
be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

      (d) Morgan Stanley's Representations. Morgan Stanley represents, warrants
          --------------------------------
and agrees (i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true (in any material respect) at any time during the term of this Agreement, (iii) that it will promptly notify JHLICO of any material change in the senior management or ownership of Morgan Stanley, or of any change in the identity of the senior personnel of Morgan Stanley who manage the Subject Fund,
(iv) that it has adopted a code of ethics complying with the requirements of Rule 17j-1 of the Securities and Exchange Commission (the "SEC") under the 1940 Act and has provided true and complete copies of such code to the Trust and to JHLICO, and has adopted procedures designed to prevent violations of such code, and (v) that it has furnished the Trust and JHLICO each with a copy of Morgan Stanley's Form ADV, as most recently filed with the SEC, and will promptly furnish updated copies at least annually.


2.  PROVISION OF INVESTMENT MANAGEMENT SERVICES.

      Morgan Stanley will provide for the Subject Fund's assets as may be designated to it by JHLICO from time to time (the "Subject Assets") a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as set forth in the Subject Fund's current Prospectus and Statement of Additional Information. From time to time, JHLICO or the Trust may provide Morgan Stanley in writing (including, without limit, electronic communication) with additional or amended investment policies, guidelines and restrictions. Morgan Stanley, as a sub-manager, will manage the investment and reinvestment of the Subject Assets, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust, consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions, each as delivered to Morgan Stanley in writing by JHLICO or the Trust from time to time). In the event that, in addition to Morgan Stanley, other investment advisers or sub-managers are appointed by the Trust or JHLICO to render investment advisory services to the Subject Fund, JHLICO and the Trust each acknowledges and agrees that Morgan Stanley will not be held responsible for such other investment advisers' or sub-managers' compliance with policies and limitations applicable to the Subject Fund. By its signature below, Morgan Stanley acknowledges receipt of a copy of the Trust's Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as in effect on the date of this Agreement.

Morgan Stanley will, at its own expense:

      (a) advise the Subject Fund in connection with investment policy decisions regarding the Subject Assets and, upon request, furnish the Trust with research, economic and statistical data in connection with investments and investment policies for the Subject Assets;

      (b) submit such reports and information as JHLICO or the Trust's Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Subject Assets;

      (c) place orders for purchases and sales of portfolio investments for the Subject Assets;

      (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Assets;

      (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the custodian, transfer agent or JHLICO;

      (f) at the close of business each day, provide JHLICO and the custodian with copies of trade tickets, and a daily summary sufficient to verify trade data received by the custodian from third parties for each transaction effected for the Subject Assets;

      (g) as soon as practicable following the end of each calendar month, provide JHLICO with written statements showing all transactions effected for the Subject Assets during the month, a summary listing all investments held in the Subject Assets as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Fund; and

      (h) absent specific instructions to the contrary provided to it by JHLICO and subject to Morgan Stanley's receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Assets in accordance with Morgan Stanley's proxy voting policy as most recently provided to JHLICO.

      On its own initiative, Morgan Stanley will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Subject Assets, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose. Morgan Stanley will also make its personnel available in Boston or other reasonable locations as often as annually, and at reasonable times, to discuss the Subject Assets and Morgan Stanley's management thereof, to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may reasonably request.

      The Trust and JHLICO will provide timely information to Morgan Stanley regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Subject Fund. JHLICO will timely provide Morgan Stanley with copies of monthly accounting statements for the Subject Fund, and such other information (including, without limitation, reports concerning the classification of portfolio securities for purposes of

Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for Morgan Stanley to perform its responsibilities hereunder.

      Morgan Stanley may perform its services hereunder through its affiliates, employees, officers or agents, and neither JHLICO nor the Trust shall be entitled to the advice, recommendation or judgment of any specific person; provided, however, that the persons identified in the prospectus relating to the Subject Assets shall perform the portfolio management duties described therein until Morgan Stanley notifies JHLICO that one or more other affiliates, employees, officers or agents identified in such notice shall assume such duties as of a specific date.

3.    ALLOCATION OF EXPENSES.

      Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:

      (a) brokerage commissions for transactions in the portfolio investments of the Trust, including the Subject Assets, and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

      (b) custodian fees and expenses;

      (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies;

      (d) interest payable on the Trust's borrowings; and

      (e) obtaining licenses and/or other forms of authorization to invest in various countries.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.    SUB-ADVISORY FEES.

      For all of the services rendered with respect to the Subject Assets as herein provided, JHLICO shall pay to Morgan Stanley a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets (as defined below) of the Subject Assets, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Assets during any calendar month, the fee with respect to the Subject Assets accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, "Current Net Assets" shall mean the net assets of the Subject Assets as of the most recent preceding day for which the Subject Fund's net assets were computed.

5.    PORTFOLIO TRANSACTIONS.

      In connection with the investment and reinvestment of the Subject Assets, Morgan Stanley is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Subject Assets and to use its best efforts to obtain the most favorable price and execution with respect to all such purchases and sales of portfolio securities for said Subject Assets. Such brokers or dealers may be affiliates of Morgan Stanley, provided such transactions comply with the 1940 Act and the procedures approved by the Trust's Board of Trustees. Morgan Stanley shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, Morgan Stanley shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund and Morgan Stanley, and who may charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. Morgan Stanley shall determine in good faith that any such higher cost was reasonable in relation to the value of the brokerage and research services provided to Morgan Stanley with respect to the Subject Assets.

      Morgan Stanley will not retain, but shall pay over or credit to the Subject Fund, any tender offer solicitation fees or similar payments received in connection with the tender of investments of the Subject Fund. The foregoing sentence, however, shall not prevent affiliates of Morgan Stanley from receiving fees or payments in connection with transactions in which such affiliates have been retained to act as financial adviser, dealer, manager or other capacity.

6.    OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

      The Trust shall own and control all records maintained hereunder by Morgan Stanley on the Trust's behalf and, in the event of termination of this Agreement with respect to the Subject Assets for any reason, all records relating to the Subject Fund shall be promptly returned to the Trust, free from any claim or retention of rights by Morgan Stanley, provided that (subject to the last paragraph of this Section 6) Morgan Stanley may retain copies of such records. Morgan Stanley also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for audit or inspection, during normal business hours, by representatives of regulatory authorities or other persons reasonably designated by the Trust. Morgan Stanley further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to Rules 31a-1 and 31a-2, and to supply all information requested by any insurance regulatory authorities to determine whether applicable insurance laws and regulations are being complied with. Morgan Stanley shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments made on behalf of the Subject Assets which is reasonably required and requested by them and reasonably available to Morgan Stanley.

      Morgan Stanley shall not disclose or use any records or information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if the Trust or JHLICO has authorized such disclosure, if such disclosure is expressly required by applicable federal or state regulatory authorities, or if such information otherwise becomes available to the public through no fault of Morgan Stanley.

7.    LIABILITY; STANDARD OF CARE.

      No provision of this Agreement shall be deemed to protect Morgan Stanley or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement, as applicable. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he might otherwise be subject by reason of any willful misfeasance, bad faith or negligence in the performance his duties or the reckless disregard of his obligations and duties.

      Morgan Stanley shall employ only qualified personnel to manage the Subject Assets; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Subject Assets (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of portfolio securities for such purposes) as a regulated investment company in accordance with Subchapter M of the Code and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Subject Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, Morgan Stanley shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved by the Subject Assets or the Subject Fund.

8.    DURATION AND TERMINATION OF THIS AGREEMENT.

      (a) Duration. This Agreement shall become effective on the date hereof.
          --------
Unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect thereafter so long as such continuance is approved at least annually
(a) by either the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of the Subject Fund, and (b) in either event by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval.

Any approval of this Agreement by the holders of a majority of the outstanding shares of the Subject Fund shall be effective to continue this Agreement notwithstanding (a) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (b) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise. The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

      (b) Termination. This Agreement may be terminated at any time, without
          -----------
payment of any penalty, by the Trust pursuant to a vote of the trustees of the Trust or a vote of a majority of the outstanding shares of the Subject Fund, which termination shall be effective immediately upon delivery of notice thereof to Morgan Stanley and JHLICO. This Agreement may be terminated by Morgan Stanley on at least ninety days' prior written notice to the Trust and JHLICO, and may be terminated by JHLICO on at least ninety days' prior written notice to the Trust and Morgan Stanley.

      (c) Automatic Termination. This Agreement shall automatically and
          ---------------------
immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9.  SERVICES NOT EXCLUSIVE; USE OF MORGAN STANLEY'S NAME AND LOGO.

      The services of Morgan Stanley to the Trust hereunder are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of Morgan Stanley and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and to other investment advisory clients.

      During the term of this Agreement, JHLICO and the Trust shall have the non-exclusive and non-transferable right to use Morgan Stanley's name and logo in all materials relating to the Subject Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to distribution of any materials which refer to Morgan Stanley, JHLICO shall consult with Morgan Stanley and shall furnish to Morgan Stanley a copy of such materials. Morgan Stanley agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not distribute such materials if Morgan Stanley reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are used.

10.  AVOIDANCE OF INCONSISTENT POSITION.

      Except as permitted by the 1940 Act, the rules promulgated thereunder, and the procedures adopted by the Trust's Board of Trustees (as provided in writing to Morgan Stanley), Morgan Stanley and its directors, officers and employees will not act as principal or agent or receive any commission in connection with the purchase and sale of portfolio securities of the Subject Fund. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Fund with those for other registered investment companies and portfolios or accounts of other advisory clients managed by Morgan Stanley or its affiliates, if such orders are allocated among the accounts in a manner deemed equitable by Morgan Stanley.

11.  AMENDMENT.

      No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of the Subject Fund, and (b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, unless otherwise permitted by the SEC, the 1940 Act or the rules promulgated thereunder.

12.  LIMITATION OF LIABILITY.

      It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

13.  NOTICES.

      Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

      SUB-MANAGER:    Morgan Stanley Dean Witter Investment Management Inc.
                      1221 Avenue of the Americas
                      New York, NY 10021
                      Attn: General Counsel
                      Fax #: 212-762-7377

      JHLICO:         John Hancock Life Insurance Company
                      200 Clarendon Street
                      P.O. Box 111
                      Boston, MA 02117
                      Attention: Raymond F. Skiba
                      Fax #: 617-375-4835

      TRUST:          John Hancock Variable Series Trust I
                      200 Clarendon Street
                      P.O. Box 111
                      Boston, MA 02117
                      Attention: Raymond F. Skiba
                      Fax #: 617-375-4835

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

14.  GOVERNING LAW.

      This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.


ATTEST:                                         JOHN HANCOCK VARIABLE SERIES
                                                TRUST I


                                                By:
                                                   ---------------------------
                                                Title: Chairman

ATTEST:                                         JOHN HANCOCK LIFE
                                                INSURANCE COMPANY


                                                By:
                                                   ---------------------------
                                                Title:
                                                      ------------------------


ATTEST:                                          MORGAN STANLEY DEAN WITTER
                                                 INVESTMENT MANAGEMENT INC.


                                                 By:
                                                    --------------------------
                                                 Title:
                                                       -----------------------

                                   SCHEDULE I

                                      FEES

Current Net Assets Under Management                                       Sub-Advisory Fee
-----------------------------------                                       ----------------
On the first $50 million of the Subject Assets          70 basis points (0.70%) per annum
On the next $50 million of the Subject Assets           60 basis points (0.60%) per annum
On the next $100 million of the Subject Assets          50 basis points (0.50%) per annum
On the Subject Assets over $200 million                 40 basis points (0.40%) per annum

                                      10